Exhibit g.1

AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT

DNP SELECT INCOME FUND INC., a Maryland corporation registered under the Investment Company Act of 1940 (“1940 Act”) as a closed-end diversified management investment company (“Fund”), and DUFF & PHELPS INVESTMENT MANAGEMENT CO., an Illinois corporation registered under the Investment Advisers Act of 1940 as an investment adviser (“Manager”), agree that:

1.  Engagement of Manager.  Manager shall manage the investment and reinvestment of the assets of Fund, subject to the supervision of the board of directors of Fund, for the period and on the terms set forth in this Advisory Agreement.  Manager shall give due consideration to the investment policies and restrictions and the other statements concerning Fund in Fund’s charter, bylaws, and registration statements under the 1940 Act and the Securities Act of 1933 (“1933 Act”), and to the provisions of the Internal Revenue Code applicable to Fund as a regulated investment company.  Manager shall be deemed for all purposes to be an independent contractor and not an agent of Fund, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent Fund in any way.

Manager is authorized to make the decisions to buy and sell securities of Fund, to place Fund’s portfolio transactions with securities broker-dealers, and to negotiate the terms of transactions, on behalf of Fund.  Manager is authorized to exercise discretion within Fund’s policy concerning allocation of its portfolio brokerage, as permitted by law, including but not limited to section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment advisory fees.

2.  Expenses to be paid by Manager.  Manager shall furnish, at its own expense, office space to Fund and all necessary office facilities, equipment and personnel for managing the assets of Fund.  Manager shall also assume and pay all other expenses incurred by it in connection with managing the assets of Fund, except that Manager shall not assume and pay any expenses that J.J.B. Hilliard, W.L. Lyons, LLC (“Hilliard/Lyons”) is obligated to pay under the Administration Agreement (“Administration Agreement”) between Fund and Hilliard/Lyons.

3.  Expenses to be paid by Fund.  Fund shall pay all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing, dividend reinvestment, redemption and remarketing agents, if any, including any charges for bookkeeping services provided by Fund’s custodian; all charges of legal counsel and of independent auditors; all compensation of directors other than those affiliated with Manager or Hilliard/Lyons and all expenses incurred in connection with their services to Fund; all expenses of publication of notices and reports to its shareholders; all expenses of proxy solicitations of Fund or its board of directors; all expenses of printing of Fund’s prospectus and registration statement and mailing copies of the prospectus; all taxes and corporate fees payable to federal, state or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of printing and mailing certificates for shares of Fund; all expenses of bond and insurance coverage required by law or deemed advisable by Fund’s board of directors; all expenses of maintaining the registration of Fund under the 1940 Act; all interest expenses; and all fees, dues and expenses incurred by Fund in connection with membership in any trade association or other investment company organization.  In addition to the payment of expenses, Fund shall also pay all brokers’ commissions and other charges relative to the purchase and sale of portfolio securities.

4.  Compensation of Manager.  For the services to be rendered and the charges and expenses to be assumed and to be paid by Manager hereunder, Fund shall pay Manager a quarterly fee at an annual rate of 0.60 of 1% of the Average Weekly Managed Assets of Fund which does not exceed $1.5 billion and 0.50 of 1% of Average Weekly Managed Assets in excess of $1.5 billion, which fee shall be payable with respect to each quarter on the first business day of the next quarter.  For purposes of this Agreement, “Average Weekly Managed Assets” of Fund shall mean the average weekly value of the total assets of Fund minus the sum of all accrued liabilities of Fund (other than the aggregate amount of any outstanding borrowings or other indebtedness constituting financial leverage).  The value of the total assets of Fund minus the sum of all accrued liabilities of Fund (other than the aggregate amount of any outstanding borrowings or other indebtedness constituting financial leverage)(the “Managed Assets”) shall be calculated as of 5:00 p.m. Eastern time or as of such other time or times as the Directors may determine in accordance with the provisions of applicable law and of the charter and bylaws of Fund and with resolutions of the Board of Directors as from time to time in force.  The Average Weekly Managed Assets for each weekly period shall be determined by averaging the Managed Assets at the end of a week with the Managed Assets at the end of the prior week.  For purposes of the foregoing, the end of a week shall mean the last business day of such week. For any period less than a quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to the actual number of days in such quarter.

In recognition of the fact that Manager rendered services to Fund under a prior investment advisory agreement having provisions substantially identical to those of this Agreement except for the provisions of this section 4 (the “Prior Agreement”), and that the calculation of Manager’s quarterly fee under the Prior Agreement did not reflect Manager’s management of the full extent of the assets that are defined as “Managed Assets” of Fund in this Agreement, and specifically the assets corresponding to certain indebtedness that was incurred by Fund under a committed credit facility on and after March 24, 2009, the fee calculations set forth in the first paragraph of this section 4 shall be applied retroactively, with effect from March 24, 2009.

5.  Services of Manager not exclusive.  The services of Manager to Fund hereunder are not to be deemed exclusive, and Manager shall be free to render similar services to others so long as its services under this Advisory Agreement are not impaired by such other activities.

6.  Limitation of liability of Manager.  Manager shall not be liable to Fund or its shareholders for any loss suffered by Fund or its shareholders from or as a consequence of any act or omission of Manager, or of any of the directors, officers, employees or agents of Manager, in connection with or pursuant to this Advisory Agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of Manager in performance of its duties or by reason of reckless disregard by Manager of its obligations and duties under this Advisory Agreement.

7.  Duration and renewal.  Unless terminated as provided in section 8, this Advisory Agreement shall continue in effect until April 30, 2012, and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those directors who are not “interested persons” (as defined in section 2(a)(19) of the 1940 Act) of Fund or of Manager, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the board of directors of Fund or vote of the holders of a “majority of the outstanding shares of Fund” (which term as used throughout this Advisory Agreement shall be construed in accordance with the definition of “vote of a majority of the outstanding voting securities of a company” in section 2(a)(42) of the 1940 Act).

8.  Termination.  This Advisory Agreement may be terminated at any time, without payment of any penalty, by the board of directors of Fund, or by a vote of the holders of a majority of the outstanding shares of Fund, upon 60 days’ written notice to Manager.  This Advisory Agreement may be terminated by Manager at any time upon 60 days’ written notice to Fund.  This Advisory Agreement shall terminate automatically in the event of its assignment (as defined in section 2(a)(4) of the 1940 Act).

9.  Amendment.  This Advisory Agreement may not be amended without the affirmative vote (a) of a majority of those directors who are not “interested persons” of Fund or of Manager, voting in person at a meeting called for the purpose of voting on such approval, and (b) of the holders of a majority of the outstanding shares of Fund.

10.  Use of Manager’s name.  The Fund may use the name “Duff & Phelps Utilities Income Inc.” or any other name derived from the name “Duff & Phelps” only for so long as this Advisory Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager as investment adviser.  At such time as this Advisory Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Fund will (by corporate action, if necessary) cease to use any name derived from the name “Duff & Phelps,” any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Manager, or with any organization which shall have succeeded to the Manager’s business as investment adviser.

Exhibit g.1

Dated as of May 5, 2010

DNP SELECT INCOME FUND INC.
By:	s/ Nathan I. Partain
	Its	President and CEO

DUFF & PHELPS INVESTMENT MANAGEMENT CO.
By:	s/ Nathan I. Partain
	Its	President and CIO